Exhibit 3.1 1 CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ORIGIN MATERIALS, INC. Origin Materials, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify: FIRST: The name of this corporation is Origin Materials, Inc. SECOND: The original Certificate of Incorporation of this Company was filed with the Secretary of State of the State of Delaware on June 24, 2021 and effective at 5:15 p.m. on June 24, 2021. The Amended and Restated Certificate of Incorporation of this Company was filed with the Secretary of State of the State of Delaware on June 24, 2021 and effective at 12:01 a.m. on June 25, 2021. THIRD: Paragraph A of Article IV of the Company’s Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows: “A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,010,000,000 shares, consisting of (i) 1,000,000,000 shares of Common Stock, having a par value per share of $0.0001 and (ii) 10,000,000 shares of Preferred Stock, having a par value per share of $0.0001. Effective upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each thirty (30) shares of Common Stock issued immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified and combined into one (1) share of Common Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall, upon surrender after the Effective Time of a certificate, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock, following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such stockholder), shall be entitled to one full share of Common Stock for such fractional shares of Common Stock.” FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page to Certificate of Amendment of Amended and Restated Certificate of Incorporation] IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its Chief Executive Officer on March 19, 2026. Origin Materials, Inc. By: /s/ John Bissell John Bissell Chief Executive Officer